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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

         This Employment Agreement is made as of the 14th day of May, 2001 (the "Agreement") by and between Service Merchandise Company, Inc., a Tennessee corporation (the "Company"), and Jane F. Gilmartin (the "Executive").

                                    RECITALS

         WHEREAS, the Company desires to provide for the employment of the Executive in accordance with the terms and conditions provided herein; and

         WHEREAS, the Executive wishes to perform services for the Company in accordance with the terms and conditions provided herein.

         NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to perform services for the Company, on the terms and conditions set forth herein.

         2. Term. The term of employment of the Executive by the Company hereunder shall commence effective as of May 14, 2001 (the "Effective Date"), and shall end on May 13, 2003 (the "Initial Term"), unless further extended or sooner terminated as hereinafter provided. Commencing on May 14, 2003 and on each anniversary thereafter (each such date, an "Anniversary Date"), the term of the Executive's employment shall automatically be extended for one additional year unless, not later than the December 31, immediately preceding an Anniversary Date, either party shall have given notice to the other party that it does not wish to extend this Agreement (a "Notice of Non-Renewal"). References herein to the "Term" of this Agreement shall refer to both the Initial Term and any extended term of the Executive's employment hereunder. Notwithstanding the foregoing, if a Change of Control (as defined in Section 6) occurs during the

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                  Term, in no event shall the Term end prior to the end of the twenty-fourth (24th) month following the month in which such Change of Control occurs.

         3.       Position and Duties.

                  (a) The Executive shall serve as President and Chief Merchandising Officer of the Company and shall have such responsibilities, duties and authority as are generally consistent and customary with such position. Executive shall report solely to the Chief Executive Officer of the Company. The Executive shall also serve, if requested by the Board of Directors (the "Board"), as a director or officer of any of the Company's present or future direct or indirect subsidiaries.

                  (b) During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

         4.       Compensation.

                  (a) Base Salary. During the Term, the Executive shall receive an annual base salary ("Annual Base Salary") of $520,000. The Annual Base Salary shall be payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time. During the Term, the Annual Base Salary shall be reviewed by the Compensation Committee of the Board for possible


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                  increase at least annually. Any increase in the Annual Base
                  Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as so increased.

                  (b) Annual Bonus; Retention Program. During the Term, the Executive shall be entitled to receive an annual bonus ("Annual Bonus") pursuant to the Company's annual bonus plan, as in effect from time to time, and shall be entitled to participate as a Tier II Employee in the Company's 2001 Retention Program for Key Employees (the "Program"), which Program was approved by order (the "Order") of the U.S. Bankruptcy Court for the Middle District of Tennessee (the "Court") entered on March 28, 2001, respectively, in connection with the Company's Chapter 11 case (the "Case").

                  (c) Make-Whole Payment. Executive shall be entitled to receive a payment equal to $2,500,000 (the "Make-Whole Payment"). $1,250,000 of the Make-Whole Payment shall be paid to the Executive in cash, by wire transfer at the first available time for wire transfers following approval of this Agreement by the Court and receipt of this Agreement, fully-executed by the Executive. The remaining portion of the Make-Whole Payment shall be paid pursuant to draws by the Executive under an irrevocable letter of credit in accordance with the terms thereof, including the credit draw certificate (the letter of credit and draw certificate are referred to herein as the "Letter of Credit"). The Make-Whole Payment, or any portion thereof, will not be included in any salary continuation calculation under sections 5 or 6 of this Agreement. In the event the Executive voluntarily terminates her employment, or is duly terminated for Cause (as hereinafter defined in Section 5) prior to the expiration of the Initial Term, any portion of the Make-Whole Payment previously received by the Executive will be paid back to the Company. Notwithstanding the foregoing, any remaining portions of the Make-Whole Payment, not yet paid, shall be due in full upon the termination, for any reason, of the employment of Sam Cusano as Chief Executive Officer of the Company.


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                  (d)      Other Benefits. During the Term, the Executive shall
                  be entitled to participate in other employee benefit plans, programs and arrangements of the Company, other than Annual Bonus plans (covered by Section 4(b) above) (the "Benefit Plans"), now or hereinafter in effect, that are applicable to the Company's employees generally or to its executive officers, as the case may be, subject to and on a basis consistent with the terms, conditions and overall administration of the Benefit Plans. During the Term, the Company shall provide to the Executive all of the fringe benefits and perquisites that are provided to senior executives of the Company, and the Executive shall be entitled to participate in and receive any other fringe benefits or perquisites that become available to the Company's senior executives. The Company shall provide to the Executive a car allowance in the amount of $10,000 per annum. The value of the benefit received by the Executive pursuant to the previous sentence shall be subject to applicable withholding pursuant to Section 13.

                  (e) Vacation and Other Leaves. The Executive shall be entitled to vacation in an amount equal to the greater of three (3) weeks or that provided in accordance with the Company's vacation policy (and to compensation in respect of earned but unused vacation days) and all paid holidays and personal leave days that are available generally to executive officers of the Company.

                  (f) Expenses; Attorneys' Fees. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing his services hereunder, including all expenses of travel and accommodations while engaged in business of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Until the end of the Initial Term, and any extension thereof resulting from a Change of Control (as defined in Section 6), the Company shall provide to the Executive, at the Company's expense, a furnished two-bedroom apartment with housekeeping services, and shall reimburse the Executive for all reasonable travel incurred by the Executive for travel between New York City and Nashville. The Company shall reimburse the Executive for legal fees and expenses in the amount of $15,000 incurred in connection with the negotiation and execution of


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                  this Agreement. The value of the benefit received by the
                  Executive pursuant to the previous two sentences shall be subject to applicable withholding pursuant to Section 13.

                  (g) Services Furnished. During the Term, the Company shall furnish the Executive with office space, secretarial and/or administrative assistance, office supplies, support services and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties hereunder.

         5. Compensation on Termination of Employment (Except Within Two Years Following a Change of Control).

         This Section 5 shall apply to termination of the Executive's employment during the Term and prior to a Change of Control (as hereinafter defined in Section 6) and to termination of the Executive's employment more than two (2) years following a Change of Control. This Section 5 shall not apply to termination of Executive's employment during the Change of Control Period (as hereinafter defined in Section 6):

                  (a) Disability. If the Executive's employment with the Company is terminated by the Executive or the Company due to the Executive's inability to perform Executive's duties as a result of physical or mental incapacity as defined in the Company's long-term disability insurance policy ("Disability"), the Executive shall be paid such amounts, if any, as the Executive is entitled to receive under the Company's disability insurance policies then in effect for Company officers, but shall be entitled to no further compensation or benefits (unless previously accrued under the Company's benefit plans).

                  (b) Other Termination Not Giving Rise to Salary Continuation. If the Executive's employment shall be terminated for Cause (as hereinafter defined) or if the Executive dies or if the Executive terminates Executive's employment for any reason other than for a material breach of this Agreement by the Company, the Company shall pay the Executive any installments of Executive's Annual Base Salary as then in effect that would otherwise be due through the date


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                  on which Executive's employment is terminated. The Company shall then have no further obligations to the Executive under this Agreement except that in the event of termination by death, the Executive's estate or beneficiaries, as the case may be, shall be paid such amounts as may be payable to the Executive under the Company's insurance policies and/or other benefit plans. For the purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment upon (i) the willful engaging by the Executive in misconduct materially injurious to the Company, (ii) acts of dishonesty or fraud by the Executive, or (iii) the willful violation by the Executive of the provisions of Section 8 or Section 9 hereof

                  (c) Termination Giving Rise to Salary Continuation. If the Company shall terminate the Executive's employment with the Company or shall provide a Notice of Non-Renewal for any reason other than due to the Executive's death or Disability or for Cause, or if the Executive terminates this Agreement because of a material breach of this Agreement by the Company, then, subject to the compliance by the Executive with the provisions of Sections 8 and 9 hereof, the Company shall pay, as salary continuation, to the Executive an amount equal to two (2) times the Executive's maximum Annual Base Salary paid during the prior five (5) year period (inclusive of the highest Annual Bonus paid or payable to the Executive during the prior five (5) year period, but excluding unearned bonuses negotiated by Executive at the time of the Executive's employment with the Company), payable in a lump sum, but no other compensation or benefits (unless accrued under the Company's benefit plans prior to the date of termination of employment or as provided in Section 4(e) hereof) shall be paid to the Executive.

                  (d) Healthcare Coverage. If the Executive's employment with the Company is terminated by the Company for any reason other than due to the Executive's death or Disability or for Cause, the Company will reimburse the Executive for the premium paid by the Executive for continued coverage for the Executive (and any dependents of the Executive covered by the Company's healthcare plans at the time the Executive's employment was terminated) under the Company's healthcare plan pursuant to "COBRA" (or any other mandatory healthcare continuation law then in effect), such coverage then being


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                  substantially similar to that provided by the Company to its senior executives and their eligible dependents. The Executive will be entitled to reimbursement for such coverage for the period commencing with the date of termination of employment and ending on the earlier of (i) the second anniversary of termination of employment, or (ii) the date the Executive becomes eligible to receive any healthcare coverage from another employer of the Executive or Executive's spouse, or any governmental entity, that does not contain any exclusion or limitation with respect to any pre-existing condition of the Executive or Executive's covered dependents. If the Executive (or Executive's dependents covered at the time of termination of employment) elects not to continue coverage under COBRA (or any other mandatory healthcare continuation law then in effect) or is not eligible to continue coverage under such healthcare continuation law, and is otherwise eligible under this Section 5(d), the Company will reimburse the Executive for the cost of purchasing substantially similar coverage or a supplement required to achieve substantially similar coverage under another arrangement approved by the Company for the same period; however, such reimbursement shall be limited to the then current premium charged to others by the Company for substantially similar coverage under COBRA (or other mandatory healthcare continuation law then in effect). Any amount payable to the Executive shall be subject to withholding of applicable taxes as provided in Section 13 hereof. In the event of Executive's death following termination giving rise to the benefit described in this
                  Section 5(d), but before the expiration of such benefits, Executive's dependents shall be entitled to such benefits.

         6. Compensation on Termination of Employment Within Two Years Following A Change of Control.

         This Section 6 shall apply to termination of Executive's employment during the "Change of Control Period" (as defined in this Section 6). This Section 6 shall not apply to termination of Executive's employment prior to a Change of Control or more than two (2) years following a Change of Control:

                  (a)      Definition of Certain Terms.


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                           (i)      "Good Reason" shall mean the occurrence or
                           continuation, without consent of Executive, after a Change of Control, of any of the following events within the Change of Control Period:

                                    (A)      the assignment to Executive of any
                                    duties inconsistent with the customary
                                    powers and duties that Executive held
                                    immediately prior to the Change of Control, or an adverse change in the status, position or conditions of Executive's employment or the nature of Executive's responsibilities in effect immediately prior to such Change of Control, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions;

                                    (B)      a reduction by the Company in
                                    Executive's Annual Base Salary as in effect immediately prior to such Change of Control;

                                    (C)      the relocation of Executive's
                                    principal office to a location outside a 35 mile radius from Executive's principal office immediately prior to such Change of Control, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations immediately prior to such Change of Control;

                                    (D)      the failure by the Company to
                                    continue in effect any benefit or
                                    compensation plan in which Executive
                                    participates immediately prior to the Change of Control which is material to Executive's total compensation, including but not limited to any stock or stock option, employee stock ownership, bonus, insurance, disability and vacation plans which the Company currently has or any substitute or additional plans adopted prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substi-


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                                    tute or alternative plan or plans) has been
                                    made with respect to such plan, or the
                                    failure by the Company to continue
                                    Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants, as in existence immediately prior to such Change of Control;

                                    (E)      the termination, for any reason, of
                                    the employment of Sam Cusano as Chief
                                    Executive Officer of the Company; or

                                    (F)      the failure of the Company to
                                    obtain an agreement from any successor to assume and agree to perform this Agreement as contemplated herein.

                           (ii) A "Change of Control" shall be deemed to have taken place if (i) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, other than Company or a wholly-owned subsidiary thereof or any employee benefit plan of Company or any of its it subsidiaries, becomes the beneficial owner of the Company securities having 20% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an in issuance of securities initiated by the Company in the ordinary course of business); or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction is held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior


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                           to such transaction; or (iii) the following
                           individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders, was approved or recommended by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; provided, however, that a "Change of Control" shall not be deemed to have taken place if any of the events specified (i), (ii) or (iii) of this paragraph occur in connection with the substantial consummation of a confirmed plan of reorganization under Chapter 11 of the Bankruptcy Code prosecuted by the Company.

                           (iii) "Change of Control Period" shall mean the two (2) year period following a Change of Control.

                           (iv) "Change of Control Severance Benefits" shall mean all of the following payments:

                                    (A)      any installments of Executive's
                                    Annual Base Salary through the date of
                                    termination of employment at the rate in effect at the time the Notice of Termination is given,

                                    (B)      the Special Termination Payment;
                                    and

                                    (C)      the Medical Benefits.


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                           (v)      "Change of Control Date" shall mean the date
                           on which a Change of Control occurs.

                           (vi)     "Medical Benefits" shall mean the
                           reimbursement for continued medical coverage for Executive and Executive's dependents described in
                           Section 5(d) hereof.

                           (vii) "Notice of Termination" shall refer to written notice described in Section 6(d) indicating the specific termination provision of this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide the basis for termination of Executive's employment under the provision so indicated and stating the date of termination.

                           (viii) "Special Termination Payment" shall mean an amount payable in a single lump sum equal to the product of (x) an amount equal to the Executive's maximum Annual Base Salary paid in any year of the five (5) year period preceding the date of termination (inclusive of the Annual Bonus paid to Executive during the 12-month period preceding the date of termination or the Annual Bonus earned by the Executive with respect to the fiscal year immediately preceding the date of termination, whichever Annual Bonus is higher, but excluding unearned bonuses negotiated by Executive at the time of Executive's employment with the Company), multiplied by (y) the number three (3), except that in the event that the Change in Control is the result of a liquidation of the Company, the amount specified in (x) will be multiplied by (y) the number two (2) instead of the number three (3).

                  (b) Termination Not Giving Rise To Special Termination Payments or Medical Benefits. If Executive's employment is terminated during the Change of Control Period for Cause (as defined in Section 5(b), or on account of Disability (as defined in Section 5(a)), or if Executive dies during the Change of Control Period, or if Executive terminates Executive's employment during the Change of Control


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                  Period without Good Reason, the Company shall pay to Executive any installments of Executive's Annual Base Salary as then in effect that would otherwise be due through the date on which Executive's employment is terminated. The Company shall then have no further obligations to the Executive under this Agreement (unless accrued under the Company's benefit plans) except that in the event of termination by death, the Executive's estate or beneficiaries, as the case may be, shall be paid such amounts as may be payable to the Executive under the Company's insurance policies and/or other benefit plans, and except that in the event of termination by Disability, the Executive shall be paid such amounts as Executive is entitled to receive under the Company's disability insurance policies and plans then in effect covering the Executive.

                  (c) Termination Giving Rise to Change of Control Severance Benefits. If the Executive's employment is terminated or a Notice of Non-Renewal is given by the Company during the Change of Control Period for any reason other than Cause, death of the Executive or Disability, or if the Executive terminates his employment during the Change of Control Period for Good Reason, then Executive shall be entitled to receive the Change of Control Severance Benefits, all of which (except the Medical Benefits) shall be paid to Executive within ten (10) days following the date of termination.

                  (d) Notice of Termination. Any termination of Executive's employment by the Company or by Executive pursuant to this
                  Section 6 shall be communicated by written notice of termination (the "Notice of Termination") to the other party hereto, which shall indicate the specific termination provision in the Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment and shall state the date of termination.

         7.       Certain Reduction in Payments by the Company.


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                  (a)      Definition of Certain Terms.

                           (i) A "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

                           (ii) An "Agreement Payment" shall mean a Payment paid or payable on account of termination of employment during the Change in Control Period pursuant to Section 6 of this Agreement (disregarding the reduction provided by Section 7(b)).

                           (iii) "Net After Tax Receipt" shall mean the Present Value (as defined below) of all Payments that are contingent on a Change of Control within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), net of all taxes imposed on Executive with respect thereto under Sections I and 4999 of the Code, determined by applying the highest marginal rate under Section I of the Code which applied to Executive's taxable income for the immediately preceding taxable year.

                           (iv) "Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code.

                  (b) Limitation on Agreement Payments. It is intended that all Agreement Payments hereunder, together with all other Payments to Executive contingent upon or in connection with a Change of Control, are reasonable compensation for Executive's service to Company and its subsidiaries. Notwithstanding the foregoing, should Company determine, based upon the opinion of the independent accounting advisors of Company immediately prior to the Change of Control ("Accounting Firm"), which opinion shall be based on generally accepted accounting principles ("GAAP"), that the Agreement Payments and other Payments, together with any other amounts


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                  received by Employee that must be included in such
                  determination, would result in the payment of an "excess parachute payment" as defined in Section 280G of the Code, then Company will reduce the Agreement Payments to the minimum extent necessary so that no portion of the aggregate Payments would result in the payment of an "excess parachute payment;" provided, however, that such reduction will be made if, but only if, the value of all such Payments (without regard to the foregoing reduction) would result in Net After Tax Receipts which are less than the Net After Tax Receipts that would result after taking into account any such reduction.

                  (c) Opinion of Accounting Firm. Company may reduce the Agreement Payments pursuant to this Section 7 only if within thirty (30) days of Executive's termination it provides Executive with an opinion of the Accounting Firm, which opinion shall be based on GAAP, that Executive will be considered to have received "excess parachute payments" as defined in Section 280G of the Code if Executive were to receive the full amounts owing pursuant to the terms of this Agreement and that the reduced amount proposed to be paid by the Company will result in Net After Tax Receipts that are equal to or greater than the Net After Tax Receipts which would result from reduction in the Agreement Payments by any other amount.

         8.       Unauthorized Disclosure.

                  (a) During the period in which the Executive is employed by the Company, the Executive shall not, without the prior written consent of the Board, or a person authorized thereby, disclose to any person, other than a person to whom disclosure is necessary or appropriate in connection with the performance by the Executive of Executive's duties as an officer of the Company, or its subsidiaries or its affiliates, any confidential information obtained by Executive while in the employ of the Company with respect to any of the Company's products, improvements, formulae, designs or styles, processes, customers, methods of marketing or distribution, systems, procedures, plans, proposals, policies or methods of manufacture, the disclosure of which Executive knows, or should have reason to know, will be


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                  materially damaging to the Company or its subsidiaries or its affiliates, nor shall Executive intentionally make any materially false statements regarding the Company or its subsidiaries or its affiliates or take any unreasonable action which Executive knows, or should have reason to know, will be materially damaging to the Company or its subsidiaries or its affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosures by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Following the termination of the Executive's employment with the Company for any reason, the Executive shall not disclose any confidential information of the type described above or take any action of type described above except as may be required in the opinion of the Executive's counsel in connection with any judicial or administrative proceeding or inquiry. The provisions of this Section 8 shall be binding upon the Executive's heirs, successors and legal representatives.


                  (b) Company agrees to refrain from making derogatory or defamatory statements about or concerning Executive.

         9. Non-Competition. During the period in which the Executive is employed by the Company and for a period of two (2) years following any termination giving rise to salary continuation payments pursuant to Section 5(c) or to Change of Control Severance Benefits pursuant to Section 6(c), the Executive will not (a) directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business which is in substantial competition with any business conducted by the Company or by any group, division or subsidiary of the Company in any area where such business is being conducted at the time of such termination (provided that ownership of five percent (5%) or less of the voting stock of any publicly held corporation shall not constitute a violation hereof) or (b) directly or indirectly employ, solicit for employment, or advise or recommend to any other persons that they employ or solicit for employment any employee of the Company or any of its subsidiaries or affiliates.

         10. Specific Performance. The Executive acknowledges and agrees that, in the event of a breach of Section 8 or Section 9 hereof by the Executive, the Company would be irreparably harmed and that monetary damages would be an inadequate remedy in favor of the Company. Accordingly, the Executive and the Company agree that in the event of such a breach, the Company shall be entitled to injunctive relief against the Executive.

         11. Binding Agreement. This Agreement and all obligations of the Company hereunder shall be binding upon the successors and assigns of the Company. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         12. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Ms. Jane F. Gilmartin
631 The Plain Road
Westbury, New York  11590

with a copy to:

Steven G. Leventhal
15 Remsen Avenue
Roslyn, New York  11576

If to the Company:

Service Merchandise Company, Inc.
7100 Service Merchandise Drive
Brentwood, Tennessee  37027
Attn:  General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         13. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement, all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

         14. Governing Law. This Agreement shall be construed according to the laws of Tennessee, without giving effect to the principles of conflicts of laws of such State.

         15. Amendment, Modification, Waiver. This Agreement may not be amended except by the written agreement of the parties hereto. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. However, notwithstanding anything in this Agreement to the contrary, if in the opinion of the Company's accountants, which opinion shall be in accordance with GAAP, any provision of this Agreement would preclude the use of "pooling of interest" accounting treatment for a Change of Control transaction that (i) would otherwise qualify for such accounting treatment and (ii) is contingent upon qualifying for such accounting treatment, then to the extent any provision of this Agreement disqualifies the transaction as a "pooling of interest" transaction (including, if applicable, the entire Agreement), such provision(s) shall be null and void as of the date hereof.

         16. Binding Effect. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided for herein. Without limiting the generality of the foregoing, Executive's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or other-wise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

         17. Entire Contract. This Agreement, together with the Letter of Credit and the Company's Employee Policy Manual, constitutes the entire agreement and supersedes all other prior agreements, employment contracts and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement, including, without limitation, any employment agreement or any severance or indemnification, by and between the Company and the Executive, all of such agreements being rendered null and void by this Agreement.

         18. Termination. This Agreement shall be terminable only upon the occurrence of any one of the following events: (a) expiration of the Term without Executive's employment having been previously terminated; (b) the termination of Executive with payment in full of all the payments/benefits described in Sections 5 or 6 hereof as appropriate; or (c) the Company (or its successor in interest) and Executive so agree in writing; provided, however, that the provisions of Sections 8 and 9 hereof shall survive without limitation.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                       SERVICE MERCHANDISE COMPANY, INC.



                                       By: /s/ C. Steven Moore
                                          --------------------------------------
                                       Its: Chief Administrative Officer



Accepted and Agreed:


/s/ Jane F. Gilmartin
-----------------------------
  May 16, 2001
------------------
Jane F. Gilmartin

                          LETTER OF CREDIT PROVISIONS

         This Irrevocable Letter of Credit is established, at the request of Service Merchandise Company, Inc. (the "Company"), in favor of Jane F. Gilmartin (the "Beneficiary") in the amount of $1,250,000.00 (such amount, as it may be reduced from time to time pursuant to the terms hereof, the "Stated Amount") pursuant to the Employment Agreement dated as of May 14, 2001 between the Company and the Beneficiary (the "Employment Agreement").

         The term "beneficiary" includes any successor by operation of law of the named beneficiary, including without limitation, any heirs and assigns.

         We hereby undertake to promptly honor your sight draft(s) drawn on us, including our credit number, for all or any part of this credit, subject to the terms specified in this Letter of Credit, if presented at our office specified below on or before the expiry date or any automatically extended expiry date.

         Except as expressly stated herein, this undertaking is not subject to any agreement, condition or qualification. The obligation of the Fleet National Bank under this Letter of Credit is the individual obligation of Fleet National Bank and is no way contingent upon reimbursement with respect thereto.

         Subject to the other terms hereof, the Beneficiary may draw upon this Letter of Credit prior to its Expiry Date (as defined below) in accordance with the following schedule:

         From and After
         --------------
         June 1, 2001             $156,250.00
         July 1, 2001             $312,500.00, less amounts previously drawn
         August 1, 2001           $468,750.00, less amounts previously drawn
         September 1, 2001        $625,000.00, less amounts previously drawn
         October 1, 2001          $781,250.00, less amounts previously drawn
         November 1, 2001         $937,500.00, less amounts previously drawn
         December 1, 2001         $1,093,750.00, less amounts previously drawn
         January 1, 2002          $1,250,000.00, less amounts previously drawn.

         Notwithstanding the foregoing, if, prior to the Expiry Date, either (i) the Company is liquidated; (ii) the Beneficiary is terminated by the Company, other than for Cause; or (iii) the employment of Sam Cusano as Chief Executive Officer of the Company is terminated, for any reason, any amounts remaining under this Letter of Credit may be immediately drawn by the Beneficiary. In the event of the foregoing, the Beneficiary shall note the event giving rise to the draw in the Sight Draft, as further defined below.

         A draw on this Letter of Credit may only be made by the Beneficiary by the presentment to us at our offices located at One Fleet Way, Attn: Letter of Credit Dept., Scranton, PA 18507 of your sight draft, drawn on us and referencing Irrevocable Letter of Credit Number 151270967 and setting forth the amount being drawn, accompanied by a executed and dated statement of the Beneficiary stating that the Beneficiary has not voluntarily terminated the Beneficiary's employment with or been duly terminated for Cause by Service Merchandise Company, Inc. on the draw date (the "Sight Draft"). Each draw upon this Letter of Credit shall reduce the then Stated Amount by the amount of such draw. If the Beneficiary so requests, we will wire transfer amounts drawn under the Letter of Credit to a bank account designated by the Beneficiary.

         This Letter of Credit shall expire at 5:00 p.m., New York City time, on January 31, 2002 to the extent not fully drawn prior to then.

         This credit is subject to and governed by the laws of the State of New York and the 1993 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication No. 500).



                                       Very truly yours,
                                       Fleet National Bank


                                       /s/ Mark Forti
                                       --------------------------------
                                       Authorized Signature